Exhibit 11

                                 EXHIBIT 11
                                 ----------

                     PETROLEUM HEAT AND POWER CO., INC.

                 Computation of Net Income (Loss) Per Share

                                            Year Ended December 31,
                                  ----------------------------------------
                                      1992          1993          1994
                                  ----------------------------------------

Net Loss                          $ (4,389,365) $ (8,431,294) $ (4,265,297)
Preferred Dividends                 (4,258,000)   (3,321,153)   (3,510,211)
Accretion of Redeemable
 Preferred Stock                      (194,740)      (45,873)           --
                                  ------------  ------------  ------------
Net loss applicable to common
 stock                              (8,842,105)  (11,798,320)   (7,775,508)
                                  ------------  ------------  ------------

Common stock dividends
  Class A Common Stock               3,156,707     9,971,104    10,790,884
  Class B Common Stock               2,714,946       407,772       237,788
  Class C Common Stock                 465,251     1,336,198     1,407,030
                                  ------------  ------------  ------------
                                     6,336,904    11,715,074    12,435,702
                                  --------------------------  ------------
Undistributed net loss(1)         $(15,179,009) $(23,513,394) $(20,211,210)
                                  ============  ============  ============

Weighted average number of
 common shares outstanding
  Class A Common Stock              12,854,266    18,992,579    19,195,086
  Class B Common Stock               2,447,473       216,901       152,370
  Class C Common Stock               2,545,139     2,545,139     2,549,504
                                  --------------------------  ------------
                                    17,846,878    21,754,619    21,896,960
                                  ==========================  ============

Net Income (loss) per common
 share
  Class A Common stock
   Distributed                    $       0.18  $       0.52  $       0.55
   Undistributed(1)                      (0.99)        (1.09)        (0.92)
                                  ------------  ------------  ------------
                                  $      (0.81) $      (0.57) $      (0.37)
                                  ============  ============  ============

  Class B Common Stock
    Distributed                   $       1.14  $       1.88  $       1.10
                                  ==========================  ============

  Class C Common Stock
   Distributed                    $       0.18  $       0.52  $       0.55
   Undistributed                         (0.99)        (1.09)        (0.92)
                                  ------------  ------------  ------------
                                  $      (0.81) $      (0.57) $      (0.37)
                                  ============  ============  ============


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(1)  All of the undistributed net loss has been allocated to the Class A
     Common Stock and Class C Common Stock since the Class B Common Stock cannot participate in any additional dividends until the aggregate amount of dividends paid on Class A Common Stock and Class C Common Stock exceeds the Common Stock Allocation (as defined in the Company's Restated Articles of Incorporation to mean the Company's cash flow for each fiscal year after December 31, 1985, on a cumulative basis, minus all Class B dividends paid or accrued). As of December 31, 1994, an additional $112.3 million would be required to be paid as dividends on the Class A Common Stock and Class C Common stock to reach the Common Stock Allocation.